Exhibit 10.1

Associated Materials, LLC
3773 State Road
Cuyahoga Falls, OH 44223

January 18, 2014

Mr. Dana R. Snyder
Ft. Myers, FL 33908

Re: Interim Chief Executive Officer Agreement
Dear Dana:
On behalf of Associated Materials, LLC (the “Company”), I am pleased to offer you the position of Interim Chief Executive Officer of the Company on the terms and conditions set forth in this letter agreement (this “Agreement”). You have agreed to accept this role while we engage in a search for a permanent Chief Executive Officer. You may accept this Agreement by signing and returning a copy of this Agreement to the Company as provided below.
1.    Term of Employment. Your employment under this Agreement will commence as of January 20, 2014 (the “Start Date”) and shall continue until the earliest to occur of: (i) the date on which a permanent Chief Executive Officer commences employment with the Company, (ii) the date which is three (3) months from the Start Date, and (iii) your resignation from this position or the termination of your employment by the Company (each of the foregoing, the “Separation Date”). If the Separation Date occurs as a result of your resignation (other than at the request of the Board (as defined below) or the Chairman of the Board), you will also resign as a member of the Board, and of the Parent Board and the Holdings Board (each as defined below) upon the Separation Date. Your employment is terminable by you or the Company at any time (for any reason or for no reason) in accordance with Section 6 of this Agreement.
2.    Position and Duties. During the term of your employment under this Agreement, you shall serve as Interim Chief Executive Officer of the Company. Your duties and authority as Interim Chief Executive Officer shall be prescribed by the Board and shall be commensurate with those of a chief executive officer of a company of comparable size and with a similar business as the Company. During the term of your employment under this Agreement, you will report directly to the Board and will devote your full business time, energy, experience and talents to the business of the Company and the Affiliates (as defined below); provided, that it shall not be a violation of this Agreement for you to (i) manage your personal investments and business affairs, or to engage in or serve such civic, community, charitable, educational, or religious organizations as you may reasonably select or (ii) continue to provide services to CGI Windows & Doors, Inc. (“CGI”) as a non-employee consultant at the same level as such services are being provided by you immediately prior to the Start Date, in each case so long as such service does not materially interfere with the performance of your duties hereunder. During the term of your employment under this Agreement, you will also continue to serve as a member of the Company’s Board of Directors (the “Board”), the Board of Directors of Associated Materials Incorporated (the “Holdings Board”) and the Board of Directors of Associated Materials Group, Inc. (the “Parent Board”); provided your annual and committee retainers for 2014 shall be paid to you on a prorated basis by multiplying such retainers by a fraction, the numerator of which is the number of days in 2014 on which you serve as a director and are not employed under this Agreement and the denominator of which is 365 and the grant date fair market value of your Annual Stock Grant for 2014 (as defined in Associated Materials Group, Inc.’s (“Parent”) Non-Employee Director Compensation Policy) shall be calculated by multiplying $90,000 by the same fraction.
3.    Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any Federal, state, or local withholding or other taxes, deductions or charges which the Company is required to withhold.
4.    Compensation and Benefits. In consideration for your services to the Company, you shall receive the following compensation and benefits from the Company.

(a)    Salary. Until the Separation Date, the Company shall pay you a salary at the monthly rate of $82,000 (the “Salary”) in accordance with the Company’s regular payroll practices.

(b)    Deferred Stock Units. As additional consideration for your services as Interim Chief Executive Officer, on the date of this Agreement, Parent will grant you 53,475 deferred stock units that will settle in shares of Parent common stock, subject to the terms and conditions of the Deferred Stock Unit Agreement attached hereto as Exhibit A. In the event that the Separation Date is extended beyond the date which is three (3) months from the Start Date by mutual agreement, then for each additional month thereafter that you continue to serve as Interim Chief Executive Officer, you will be granted an additional 17,825 deferred stock units.

(c)    Expenses. The Company shall reimburse you for business expenses that are reasonable and necessary for you to perform, and were incurred by you in the course of the performance of, your duties pursuant to this Agreement and in accordance with the Company’s expense reimbursement policies. The Company will also reimburse you for your reasonable expenses for accommodation in Cuyahoga Falls, Ohio, a rental car and meals, in each case during the period of your employment under this Agreement.

(d)    Indemnification; D&O Coverage. The Company, and its successors and/or assigns, shall indemnify and defend you to the fullest extent provided by the By-Laws and Certificate of Incorporation of the Company with respect to any claims that may be brought against you arising out of any action taken or not taken in your capacity as an officer or director of any of the Company, Parent or any other entity which, from time to time, is a direct or indirect subsidiary of Parent (Parent and each such subsidiary, other than the Company, are hereinafter referred to collectively as the “Affiliates,” and individually as an “Affiliate”). In addition, you shall be covered as an insured in respect of your activities as an officer and director of the Company or any Affiliate by the Directors and Officers liability policy of such entity or other comparable policies obtained by any successor thereto, in amounts and coverage as determined by the applicable board of directors in its sole discretion. The indemnification and insurance-related obligations under this Section 4(d) shall remain in effect following your termination of employment hereunder.

5.    Covenants.
By accepting the terms of this Agreement, you hereby agree to the following covenants in addition to any obligations you may have by law and make the following representations.
(a)    Noncompetition. During your employment with the Company and for the one-year period following the Separation Date (the “Restricted Period”), you shall not, within any jurisdiction or marketing area in which the Company or any Affiliate is doing or is qualified to do business, directly or indirectly, own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any Business (as hereinafter defined); provided, that (i) your ownership of securities of two percent (2%) or less of any class of securities of a public company, or (ii) your continued provision of services to CGI in the manner and at the level described in Section 2 above, shall not, by itself, be considered to be competition with the Company or any Affiliate. For purposes of this Agreement, “Business” shall mean the manufacturing, production, distribution or sale of exterior residential building products, including, without limitation, vinyl siding, windows, fencing, decking, railings and garage doors, or any other business of a type and character engaged in by the Company or an Affiliate during your employment with the Company (including, without limitation, any business in which the Company or any Affiliate has specific plans to conduct in the future and as to which you were aware of such planning at or prior to the Separation Date).
(b)    Nonsolicitation. During your employment with the Company and the Restricted Period, you shall not, directly or indirectly, (i) hire or employ, solicit for employment or otherwise contract for the services of any individual who is or was an employee or consultant of the Company or any Affiliate; (ii) otherwise induce or attempt to induce any employee or consultant of the Company or an Affiliate to leave the employ or service of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any Affiliate and any employee or consultant respectively thereof; or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any Affiliate to cease doing business with the Company or such Affiliate, or interfere in any way with the relationship between any such customer, supplier, licensee or business relation and the Company or any Affiliate.
(c)    Nondisclosure; Inventions. During your employment with the Company and at all times thereafter, (i) you shall not divulge, transmit or otherwise disclose (except as legally compelled by court order, and then only to the extent required, after prompt notice to the Board of any such order), directly or indirectly, other than in the regular and proper course of business of the Company and the Affiliates, any customer lists, trade secrets or other confidential knowledge or information with respect to the operations or finances of the Company or any Affiliates or with respect to confidential or secret processes, services, techniques, customers or plans with respect to the Company or the Affiliates, including, without limitation, any know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals concerning the past, current or future business, activities and operations of the Company and the Affiliates (all of the foregoing collectively hereinafter referred to as “Confidential Information”), and (ii) you will not use, directly or indirectly, any Confidential Information for the benefit of anyone other than the Company and the Affiliates; provided, that you have no obligation, express or implied, to refrain from using or disclosing to others any such knowledge or information which is or hereafter shall become available to the general public other than through disclosure by you. All Confidential Information, new processes, techniques, know-how, methods, inventions, plans, products, patents and devices developed, made or invented by you, alone or with others, while an employee of the Company which are related to the business of the Company and the Affiliates shall be and become the sole property of the Company, unless released in writing by the Board, and you hereby assign any and all rights therein or thereto to the Company.
(d)    Cooperation. Both during and after the term of your employment with the Company, you shall provide your reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during your employment hereunder. In the event that you are required to provide such cooperation, the Company will reimburse you for your reasonable, documented out-of-pocket expenses.
(e)    Non-Disparagement. From and after the Separation Date, (i) you hereby agree not to defame, or make any disparaging or untrue statements that are intended or would reasonably be expected to cause harm to the Company or any of its directors, officers or shareholders (including any officer or employee thereof) in any medium to any person or entity without limitation in time and (ii) the Company hereby agrees that the Board and the Company’s executive officers shall not defame, or make any disparaging or untrue statements that are intended or would reasonably be expected to cause harm to, you in any medium to any person or entity without limitation in time. Notwithstanding this provision, you and the Company (including the members of the Board and the Company’s executive officers) may confer in confidence with legal representatives and make truthful statements as required by law. The Company shall control the timing, content and manner of any internal, external and media communication concerning the termination of your employment with the Company.
(f)    Specific Performance. In the event of a breach or threatened breach of any provision of this Section 5, in addition to any remedies at law, either party hereto shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
6.    Termination; Termination Benefits. Your employment hereunder may be terminated by you at any time for any or no reason upon no less than thirty (30) days prior written notice to the Board. Your employment hereunder may be terminated by the Company at any time for any or no reason. In the event that your employment is terminated prior to the date which is the three (3) month anniversary of the date on which you commenced employment hereunder and such termination is not due to your voluntary resignation (other than at the request of the Board or the Chairman of the Board), you will be entitled to continued payment of the Salary through such three (3) month anniversary.

7.    Miscellaneous.
(a)    This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the terms and conditions of your employment as Interim Chief Executive Officer. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations and any other written or oral statements concerning your rights to any compensation, equity or benefits from the Company, its predecessors or successors in interest.
(b)    This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.
(c)    This Agreement may be signed in counterparts and the counterparts taken together shall constitute one agreement.
(d)    THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH

JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. ANY ACTION TO ENFORCE THIS AGREEMENT AND/OR THE EXHIBITS HERETO MUST BE BROUGHT IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, A COURT SITUATED IN THE CITY OF WILMINGTON, DELAWARE. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION. EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.
[Signature Page Follows]

If this Agreement is acceptable to you, please sign below and return the original, fully executed Agreement to the Company.

Sincerely,

ASSOCIATED MATERIALS LLC

By: /s/ Erik D. Ragatz

Print Name: Erik D. Ragatz
Title: Chairman of the Board of Directors

AGREED AND ACCEPTED:

/s/ Dana R. Snyder

Dana R. Snyder

Date: January 19, 2014

[Signature Page to Interim Chief Executive Officer Agreement]

Exhibit A

Associated Materials Group, Inc.
Deferred Stock Unit Agreement
2010 Stock Incentive Plan
THIS DEFERRED STOCK UNIT AGREEMENT (this “Agreement”), is made, effective as of January 19, 2014 (hereinafter the “Grant Date”), by and between Associated Materials, Inc. (the “Company”), and Dana R. Snyder (the “Participant”).
RECITALS:
WHEREAS, the Company has adopted the Associated Materials Group, Inc. 2010 Stock Incentive Plan (the “Plan”), pursuant to which Other Stock-Based Awards in the form Deferred Stock Units may be granted;
WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that it is in the best interests of the Company and its stockholders to grant to the Participant an Other Stock-Based Award in the form of Deferred Stock Units as provided herein and subject to the terms set forth herein; and
WHEREAS, all capitalized terms not defined in this Agreement shall have the meanings ascribed thereto in the Plan.
NOW THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:
1.    Grant of Deferred Stock Units. The Company hereby grants to the Participant on the Grant Date, a total of 53,475 Deferred Stock Units on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. Such Deferred Stock Units shall be credited to a separate account maintained for the Participant on the books of the Company (the “Account”). On any given date, the value of each Deferred Stock Unit credited to the Account shall equal the Fair Market Value of one Share. The Deferred Stock Units shall vest and settle in accordance with Section 3 hereof. As a condition to the award of the Deferred Stock Units, and prior to the receipt of the DSU Shares (as defined in Section 2(b) below) on the Settlement Date, the Participant shall execute (to the extent the Participant has not already done so) a copy of the Stockholders Agreement and to deliver the same to the Company, along with such additional documents as the Company may require.

2.    Terms and Conditions.

(a)    Vesting. The Deferred Stock Units credited to the Account shall vest and become non-forfeitable on the earlier of (i) April 20, 2014, or (ii) the date on which a permanent Chief Executive Officer commences employment with Associated Materials, LLC (such date, the “Separation Date”), subject to the Participant’s continued service as Interim Chief Executive Officer of Associated Materials, LLC through such date. Notwithstanding the foregoing, all unvested Deferred Stock Units credited to the Account shall automatically vest upon a Change in Control if the Participant’s service as Interim Chief Executive Officer has not been terminated prior to such Change in Control. If the Participant voluntary resigns from the position of Interim Chief Executive Officer (other than at the request of the Board or the

Chairman of the Board) prior to the Separation Date, all unvested Deferred Stock Units shall be automatically forfeited.

(b)    Settlement. Upon the “Settlement Date” (as defined below), each vested Deferred Stock Unit credited to the Account will be settled (and, upon such settlement, shall cease to be credited to the Account) by the Company (i) issuing to the Participant one Share for each whole Deferred Stock Unit credited to the Account (such shares, the “DSU Shares”) and making a cash payment to the Participant equal to the Fair Market Value of any fractional Deferred Stock Units credited to the Account, and (ii) with respect to the DSU Shares so issued, entering the Participant’s name as a stockholder of record on the books of the Company. For purposes of this Agreement, “Settlement Date” shall mean the earliest of (x) the date on which the Participant first experiences a “separation from service” within the meaning of Section 409A of the Code, or (y) a Change in Control that is also a “change in control event” within the meaning of Section 409A of the Code.

(c)    Restrictions. The Deferred Stock Units granted hereunder may not be sold, pledged or otherwise transferred (other than by will or the laws of decent and distribution) and may not be subject to lien, garnishment, attachment or other legal process. The Participant acknowledges and agrees that, with respect to the Deferred Stock Units credited to the Account, the Participant has no voting rights with respect to the Company unless and until such Deferred Stock Units are settled in DSU Shares pursuant to Section 3(b) hereof. The DSU Shares are subject to the transfer restrictions set forth in the Plan, the Stockholders Agreement and any transfer restrictions that may be described in the Company’s bylaws or charter in effect at the time of the contemplated transfer.

(d)    Dividends. If on any date the Company pays any dividend with respect to its Shares (the “Payment Date”), then the number of Deferred Stock Units credited to the Account shall on the Payment Date be increased by that number of Deferred Stock Units equal to: (i) the product of (A) the number of Deferred Stock Units in the Account as of the Payment Date and (B) the per share cash amount of such dividend (or, in the case of a dividend payable in Shares or in property other than cash, the per share equivalent cash value of such dividend, as determined in good faith by the Committee), divided by (ii) the Fair Market Value of a Share on the Payment Date. Each additional Deferred Stock Unit, or fraction thereof, credited to the Account in accordance with this Section 3(d) shall vest and be settled at the same time as the original Deferred Stock Units to which they are attributable.

(e)    Tax Withholding. Upon vesting of the Deferred Stock Units, the Company will be required to withhold any applicable employment taxes due with respect to such vesting. In addition, upon the settlement of the Deferred Stock Units in accordance with Section 3(b) hereof, the Participant will recognize taxable income in respect of the Deferred Stock Units and the Company will also be required to withhold any applicable taxes due with respect to that ordinary income.

(f)    Rights as a Stockholder. Upon and following the Settlement Date, the Participant shall be the record owner of the DSU Shares unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a holder of Common Stock, including, without limitation, voting rights, if any, with respect to the DSU Shares. Prior to the Settlement Date, the Participant shall not be deemed for any purpose to be the owner of the shares of Common Stock underlying the Deferred Stock Units.

3.    Securities Laws. Upon the Settlement Date, the Participant hereby makes the following certifications and representations with respect to the DSU Shares:

(a)    The Participant is aware that the Participant’s investment in the Company is a speculative investment that has limited liquidity and is subject to the risk of complete loss. The Participant is able, without impairing his or her financial condition, to hold the DSU Shares for an indefinite period and to suffer a complete loss of the Participant’s investment in the DSU Shares.

(b)    The Participant represents and warrants to the Company that the Participant is acquiring and will hold the DSU Shares for investment for his or her account only, and not with a view to, or for resale in connection with, any “distribution” of the DSU Shares within the meaning of the Securities Act or the similar laws of any state or foreign jurisdiction.

(c)    The Participant understands that the DSU Shares have not been registered under the Securities Act, the Exchange Act, or under the similar laws of any state or foreign jurisdiction (collectively, “Applicable Securities Laws”) by reason of a specific exemption therefrom and that the DSU Shares must be held indefinitely, unless they are subsequently registered under the Applicable Securities Laws or the Participant obtains an opinion of counsel (in form and substance satisfactory to the Company and its counsel) that registration is not required.

(d)    The Participant acknowledges that the Company is under no obligation to register the DSU Shares under Applicable Securities Laws.

(e)    The Participant is aware of the adoption of Rule 144 by the Securities and Exchange Commission under the Securities Act, which permits limited public resales of securities acquired in a non-public offering, subject to the satisfaction of certain conditions. These conditions may include (without limitation) that certain current public information about the issuer is available, that the resale occurs only after the holding period required by Rule 144 has been satisfied, that the sale occurs through an unsolicited “broker’s transaction” and that the amount of securities being sold during any three-month period does not exceed specified limitations. The Participant understands that the conditions for resale set forth in Rule 144 have not been satisfied and that the Company has no plans to satisfy these conditions in the foreseeable future.

(f)    The Participant will not sell, transfer or otherwise dispose of the DSU Shares in violation of the Plan, this Agreement, Applicable Securities Laws, or the rules promulgated thereunder, including Rule 144 under the Securities Act.

(g)    The Participant acknowledges that he or she has received and had access to such information as the Participant considers necessary or appropriate for deciding whether to invest in the DSU Shares and that the Participant had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the issuance of the DSU Shares.

(h)    The Participant acknowledges that the DSU Shares will be subject to certain encumbrances, including, but not limited to, drag along rights in favor of certain stockholders of the Company, repurchase rights in favor of the Company, limitations on transfer, and other encumbrances set forth in the Plan, this Agreement, the Stockholders Agreement, other applicable agreements and/or described in the Company’s bylaws or certificate of incorporation in effect at such time as the Company or such other person elects to exercise its or his right.

(i)    The Participant acknowledges that the Participant is acquiring the DSU Shares subject to all other terms of the Plan, this Agreement and the Stockholders Agreement.

(j)    The Participant agrees that prior to the effectiveness of the first underwritten registration of the Company’s or its Affiliate’s equity securities under the Securities Act, the Participant will not transfer any or all of the DSU Shares unless pursuant to an exception provided in the Plan, this Agreement or the Stockholders Agreement.

(k)    The Participant further agrees to make or enter into such other written representations, warranties and agreements as the Committee may reasonably request in order to comply with Applicable Securities Laws or with this Agreement.

4.    Miscellaneous.

(a)    General Assets. All amounts credited to the Account under this Agreement shall continue for all purposes to be part of the general assets of the Company. The Participant’s interest in the Account shall make the Participant only a general, unsecured creditor of the Company.

(b)    Notices. Any notices provided for in this Agreement or the Plan shall be given in writing and shall be delivered by hand or sent by Federal Express, certified or registered mail, return receipt requested, postage prepaid, and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to the Participant, five (5) days after deposit in the United States mail, postage prepaid, addressed to the Participant at the last address the Participant provided to the Company.

(c)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(d)    Bound by Plan and Stockholders Agreement. By signing this Agreement, the Participant acknowledges that (i) the Participant has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan and (ii) the Participant has received and read the Stockholders Agreement, (iii) the DSU Shares will be subject to the Stockholders Agreement, and (iv) if the Participant has not already done so, the Participant shall execute and return to the Company a copy of the Stockholders Agreement upon the request of the Company.

(e)    Beneficiary. The Participant may file with the Company a written designation of a beneficiary on such form as may be prescribed by the Company and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

(f)    Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(g)    Governing Plan Document and Entire Agreement. The Deferred Stock Units are subject to all interpretations, amendments, rules and regulations that may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control. This Agreement, the Plan and the Stockholders Agreement contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto.

(h)    Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof, or principals of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.

(i)    Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(j)    Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

ASSOCIATED MATERIALS GROUP, INC.

By: /s/ Erik D. Ragatz

Erik D. Ragatz
Chairman of the Board of Directors

PARTICIPANT:

By: /s/ Dana R. Snyder

Dana R. Snyder